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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ----------------------



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                JANUARY 22, 1999


                           ALPHA-BETA TECHNOLOGY, INC.
                         -------------------------------
               (Exact name of registrant as specified in charter)


         MASSACHUSETTS                000-20023                  04-2997834
----------------------------   -------------------------    --------------------
(State or other jurisdiction    (Commission file number)     (IRS employer
        of incorporation)                                    identification no.)


          THREE BIOTECH PARK, ONE INNOVATION DRIVE, WORCESTER, MA 01605
          -------------------------------------------------------------
               (Address of principal executive offices) (Zip code)


       Registrant's telephone number, including area code: (508) 798-6900




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ITEM 5 - OTHER EVENTS

         On January 22, 1999, Alpha-Beta Technology, Inc. (the "Company") announced the discontinuation of its Phase III clinical trial of its lead product, Betafectin -Registered Trademark-, for the prevention of serious infections in upper gastrointestinal (GI) surgery patients. The decision is based on an interim analysis of the data from the first 312 patients enrolled in the study, which showed insufficient evidence of clinical benefit to warrant completion of the trial.

         On January 28, 1999, the Company announced that, in response to the interim results of its Phase III clinical trial for Betafectin -Registered Trademark-, the Company has entered into an Assignment for the Benefit of Creditors to liquidate its assets. In addition, on January 29, 1999, The Nasdaq Stock Market, Inc. ("Nasdaq") delisted the Company's common stock, par value $.01 per share, from the Nasdaq National Market due to the Company's failure to satisfy Nasdaq's continued listing requirements.

         The Company will be pursuing an out-of-court liquidation conducted by a common law Assignment for the Benefit of Creditors ("A/F/B/C") which the Company believes will permit the most efficient liquidation and provide the best structure to attempt to realize value. To this effect, the Company has transferred its assets to an assignee whose legal duty is to liquidate these assets and distribute any proceeds to creditors. The Company's liabilities exceed the value of its assets and there will not be any residual value for stockholders.

         The Company has several potentially valuable assets. The first is a plant built to manufacture the Betafectin -Registered Trademark- product.
The plant was financed by a $30 million loan from the Rhode Island Port Authority and Economic Development Corporation ("RIPA") and by about $10 million of Company funds. RIPA has a mortgage to secure the balance due to it. The Company plans to work with RIPA to try and realize maximum value from the plant.

         The second is an anti-fungal research program focusing on novel anti-fungal screens and compounds and a fungal diagnostic product. The Company intends to continue this program at MycoTox, Inc. (the Company's wholly-owned subsidiary based in Denver, Colorado, "MycoTox").

         Third, the Company owns rights to intellectual property comprised primarily of patents and patent applications (both domestic and foreign) and license agreements including its beta glucan immunomodulator technology.

         The assignee, Joseph F. Finn Jr. of Finn, Warnke & Gayton, will aggressively pursue opportunities to realize value from these three product areas. Finn, Warnke & Gayton specializes in working with companies that are in financial difficulty and has significant experience in liquidating businesses.

         Due to the above factors, the Company plans on closing operations in Massachusetts and Rhode Island and reducing its workforce from 92 employees to 7 employees. The remaining employees will focus on the antifungal research program at MycoTox.


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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           ALPHA-BETA TECHNOLOGY, INC.



Date: February 17, 1999                    By: /s/ D.D. Easson Jr.
                                               ---------------------------------
                                               Name: D.D. Easson Jr.
                                               Title: Treasurer